GeneThera Receives NIH Contract

WHEAT RIDGE, CO -- (MARKET WIRE) -- June 12, 2007 -- GeneThera, Inc. (OTCBB: GTHA) announced today that it received a contract from the Intramural Research Program, National Institute on Aging, and National Institutes of Health (NIH) to genetically engineer monoclonal antibodies and make them "clinically usable." The antibodies are expected to be used for treatment of hypertension.

Dr. Tony Milici, Chief Executive Officer and Scientific Director of GeneThera, Inc., stated, "We are very delighted at the opportunity to work with the NIH; the largest research organization in the world. I believe this is a great opportunity for GeneThera, Inc." The work will commence on June 20, 2007, and be performed by GeneThera's Colorado facility.

ABOUT GENETHERA, INC.:

GeneThera, Inc. is a biotechnology company that develops molecular testing and DNA vaccines for animal diseases that may cause diseases in humans. The core of its operation is the ongoing development of molecular diagnostic assays using Real Time Fluorogenic Polymerase Chain Reaction (F-PCR) technologies to detect the presence of infectious disease from the blood of animals, particularly, live animals.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains, and GeneThera may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside GeneThera's control, that could cause actual results to differ materially from such statements. In particular, statements using words such as "may," "should," "estimate," "expect," "anticipate," "intend," "believe," "predict," "potential," or words of similar import generally involve forward-looking statements.

Contact:

GeneThera, Inc.

Dr. Tony Milici

CEO

(303) 463-6371

The Mezey Howarth Group

J. Wade Mezey/Paul Howarth

Genethera@mezeyhowarth.com

(949) 429-4007